Exhibit 99.1

ClearSign Technologies Corporation Provides First Quarter 2023 Update

TULSA, Okla., May 18, 2023 -- ClearSign Technologies Corporation (Nasdaq: CLIR) ("ClearSign" or the "Company"), an emerging leader in industrial combustion and sensing technologies that improve energy, operational efficiency and safety while dramatically reducing emissions, today provides an update on operations for the first quarter ended March 31, 2023.

“The first quarter of the year has really brought a new trajectory for ClearSign,” said Jim Deller, Ph.D., Chief Executive Officer of ClearSign. “This quarter has been all about execution: in both sales and demonstration tests of our technology. We now have multiple sales of our boiler burners in two key markets, California and Texas. We also continue to progress a key multi burner process burner order for California and have just announced another multi heater order from a repeat customer. With our recent traction, we believe that the business is transitioning into a new phase of commercialization,” concluded Dr. Deller.

Recent strategic and operational highlights during and subsequent to the end of the first quarter 2023 include:

Received Engineering Order and Follow on order for Two Multi Burner Heaters from a California Refinery: The order is for two separate heaters and for a total of 13 burners. This is from an early customer who has ongoing experience with the operation and performance of ClearSign burner technology. The supply of ClearSign’s technology is to help the refinery adhere to the strict emissions limits in place for meeting California’s clean air goals.

Completed Successful Phase 1 Testing of Ultra-Low NOx 100% Hydrogen Burner: With this completion of the Phase 1 work, the Company has submitted a follow-up proposal with testing data and documented industry support to continue the development work with a Phase 2 grant. The application is for the maximum Phase 2 grant funding, which can be up to $1.6 million over a two-year duration.

Entered the Texas Gulf Coast Market with Burner Sale to Global Chemical Company: The Company announced the first sale of its fire tube boiler burner technology into a non-boiler heater of a global chemicals company in the Texas market. The boiler burner will be installed into a process heater, which is replacing an existing heater and SCR (Selective Catalytic Reduction) system. Both heater and burner were sold by Tulsa Heaters Midstream, a fast growing and innovative heater provider based in Tulsa, Oklahoma. The burner is scheduled to be installed in the third quarter of 2023.

Announced First and Second Boiler Burner Sales into the California Market: The first burner was sold into a new business vertical of medical and business waste services and is scheduled to be installed in the second quarter of 2023. The second Boiler was sold to a national service provider of recycling services to the food production and restaurant industries. The boiler burner will be installed with a new boiler and was sold as a package with our partner California Boiler into the San Joaquin Valley Air Pollution Control District of California. This burner and boiler are scheduled to be installed in the third quarter of 2023.

The Company recognized approximately $900 thousand in revenue during the three months ended March 31, 2023, as compared to zero revenue for the same period of 2022.

Cash, cash equivalents and short-term investments were approximately $8.5 million as of March 31, 2023.

There were 38,545,556 shares of the Company’s common stock issued and outstanding as of March 31, 2023.

The Company will be hosting a call at 5:00 PM ET today. Investors interested in participating on the live call can dial 1-866-372-4653 within the U.S. or 1-412-902-4217 from abroad. Investors can also access the call online through a listen-only webcast at https://app.webinar.net/eO7A4GLlEBp or on the investor relations section of the Company's website at http://ir.clearsign.com/overview.

The webcast will be archived on the Company's investor relations website for at least 90 days and a telephonic playback of the conference call will be available by calling 1-877-344-7529 within the U.S. or 1-412-317-0088 from abroad. Conference ID # 1524402. The telephonic playback will be available for 7 days after the conference call.

About ClearSign Technologies Corporation

ClearSign Technologies Corporation designs and develops products and technologies for the purpose of improving key performance characteristics of industrial and commercial systems, including operational performance, energy efficiency, emission reduction, safety and overall cost-effectiveness. Our patented technologies, embedded in established OEM products as ClearSign Core™ and ClearSign Eye™ and other sensing configurations, enhance the performance of combustion systems and fuel safety systems in a broad range of markets, including the energy (upstream oil production and down-stream refining), commercial/industrial boiler, chemical, petrochemical, transport and power industries. For more information, please visit www.clearsign.com.

Cautionary note on forward-looking statements

All statements in this press release that are not based on historical fact are “forward-looking statements.” You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “would,” “should,” “could,” “may,” “will” or other similar expressions. While management has based any forward-looking statements included in this press release on its current expectations on the Company’s strategy, plans, intentions, performance, or future occurrences or results, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to our ability to successfully deliver, install, and meet the performance obligations of, our burners in the California and Texas market, our ability to further expand the sale of ultra-low NOx process and boiler burners, whether we are approved for Phase II hydrogen burner grant funding, general business and economic conditions, the performance of management and our employees, our ability to obtain financing, competition, whether our technology will be accepted and adopted and other factors identified in our Annual Report on Form 10-K filed with the Securities and Exchange Commission and available at www.sec.gov and other factors that are detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a competitive environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and, except as may be required by law, undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For further information:

Investor Relations:

Matthew Selinger

Firm IR Group for ClearSign

+1 415-572-8152

mselinger@firmirgroup.com